UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 12, 2024

WATERS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-14010	13-3668640
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34 Maple Street

Milford, Massachusetts 01757

(Address of principal executive offices) (Zip Code)

(508) 478-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WAT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 12, 2024, Waters Corporation (the “Company”) entered into a Master Note Facility Agreement (the “Shelf Agreement”) with NYL Investors LLC (“NYL”) and each affiliate of NYL that becomes bound by certain provisions of the Shelf Agreement (collectively, the “Note Purchasers”). Pursuant to the Shelf Agreement, the Company may, at its option, authorize the issuance and sale of senior promissory notes (the “Shelf Notes”) to the Note Purchasers in the aggregate principal amount of up to $200,000,000. The purchase of any Shelf Notes is in the sole discretion of NYL. The Shelf Notes may be issued and sold pursuant to the Shelf Agreement until the earliest of (i) February 9, 2026, (ii) the thirtieth day after NYL shall have given to the Company, or the Company shall have given to NYL, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to the Shelf Agreement, and (iii) the acceleration of any Shelf Note pursuant to the Shelf Agreement. Any Shelf Notes sold or issued shall be dated as of the date of issuance thereof and shall mature no more than 15 years thereafter and shall bear interest on the unpaid balance thereof from the date thereof at the rate per annum specified therein. Upon any issuance of Shelf Notes, the performance and payment of all obligations of the Company under the Shelf Agreement and under the Shelf Notes shall be guaranteed by the guarantors listed on Schedule C to the Shelf Agreement. The proceeds of the Shelf Notes would be permitted to be used for general corporate purposes of the Company and its subsidiaries, including the repayment or refinancing of indebtedness, the repurchase of shares of stock of the Company, capital expenditures and acquisitions.

The Shelf Agreement contains customary representations, and affirmative and negative covenants, including financial covenants that require the Company to not permit (i) the Leverage Ratio (as defined in the Shelf Agreement) as of the end of any fiscal quarter to exceed 3.50:1.00 (or exceed 4.00 to 1.00, if the Company so elects, at the end of and for the fiscal quarter during which certain material acquisitions have been consummated and at the end of and for each of the following three consecutive fiscal quarters, subject to possible further adjustment as set forth in the Shelf Agreement and the payment of an incremental interest amount as set forth in the Shelf Agreement), and (ii) the Interest Coverage Ratio as of the end of any fiscal quarter for any period of four consecutive fiscal quarters to be less than 3.50:1.00. The Company may prepay at any time all, or from time to time any part (but not less than 10%), of the outstanding principal amount of any series of any Shelf Notes, subject to the payment of a make-whole amount. The Shelf Agreement also includes a most favored lender provision which requires that in the event the Company or its subsidiaries shall agree to assume or otherwise become bound by one or more Additional Financial Covenants (as defined in the Shelf Agreement with reference to the Primary Credit Agreement (as defined in the Shelf Agreement)), the Shelf Agreement will be deemed to be amended automatically to include such Additional Financial Covenants. The Shelf Agreement also contains customary events of default (including non-payment of any principal, make-whole amount or interest and breaches of covenants).

The foregoing description of the Shelf Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Master Note Facility Agreement, dated as of July 12, 2024, by and among Waters Corporation, NYL Investors LLC.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: July 18, 2024	By:	/s/ Amol Chaubal
	Name:	Amol Chaubal
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)